Exhibit 99.1

Newmont Defers Investment Decision for Yanacocha Sulfides Project to Advance Portfolio Optimization Strategy

DENVER — June 20, 2023 – Newmont Corporation (NYSE: NEM, TSX: NGT) today announced it will defer the full-funds investment decision for the Yanacocha Sulfides project in Peru (the Project) for at least two years to advance its portfolio optimization strategy designed to maximize returns for shareholders and create long-term value for other stakeholders1. The decision positions Newmont to prioritize other value-accretive opportunities and support its disciplined capital allocation strategy, which balances steady reinvestment in the business, maintaining financial strength and flexibility and providing leading returns to shareholders.

“Once complete, our proposed acquisition of Newcrest will create an industry-leading portfolio of Tier 1 operations and deepen our unmatched pipeline of value-accretive projects,” said Tom Palmer, President and CEO of Newmont. “In connection with this transaction and our strategy to create lasting value, we are targeting at least $2 billion in near-term cash flow improvements through portfolio optimization within the first two years. The deferral of the Yanacocha Sulfides project represents the first step in delivering on this target, as we evaluate further opportunities to resequence project capital and rationalize the combined portfolio to build a more profitable and resilient future for the business.”

The deferral of the full-funds investment decision results in a reduction of development capital expenditures, including an estimated $300 million included in Newmont’s outlook for 20242. The decision to defer the Project is based on a robust analysis led by Dean Gehring, Chief Development Officer – Peru, over the last nine months to further maximize the Project’s economics in a period of high global inflation and market volatility. This analysis and investment to date will be integral to preparing for a full-funds decision, and will continue to support the Project when construction resumes.

Mr. Palmer continued, “Newmont has a long history of operating in Peru, and Yanacocha is core to Newmont’s portfolio and long-term strategy. With the potential to operate as a Tier 13 gold and copper mine for several decades, we remain committed to managing Yanacocha’s operations and closure activities safely and responsibly. We will continue to work closely with government stakeholders, business partners and local communities in Peru as we prepare for a future investment decision on the Sulfides Project.”

Dean Gehring will now shift his focus from leading the Yanacocha operation and Sulfides project to leading integration planning for Newmont’s proposed acquisition of Newcrest. In this role as Chief Integration Officer, Dean will lead key activities required for a safe and smooth integration, while setting up the organization for ongoing success.

[1]	See endnote A regarding portfolio optimization.
[2]	Outlook provided on February 23, 2023. See cautionary statement regarding forward-looking statements.
[3]	See endnote B regarding Tier 1 assets.

The Yanacocha Sulfides Project4

The Yanacocha Sulfides project aims to develop the first phase of sulfide deposits at Yanacocha through an integrated processing circuit, including an autoclave to produce 45 percent gold, 45 percent copper and 10 percent silver. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040, with second and third phases having the potential to extend the operation’s life for multiple decades.

ABOUT NEWMONT

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Media Contact

Omar Jabara

720.212.9651

omar.jabara@newmont.com

Investor Contact

Daniel Horton

303.837.5468

daniel.horton@newmont.com

[4]	Project estimates remain subject to change based upon uncertainties, including future market conditions, continued impacts from the COVID-19 pandemic, the Russian invasion of Ukraine, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.

Additional Information about the Transaction and Where to Find It

This press release is not an offer to purchase or exchange, nor a solicitation of an offer to sell securities of Newmont or Newcrest nor the solicitation of any vote or approval in any jurisdiction nor shall there be any such issuance or transfer of securities of Newmont or Newcrest in any jurisdiction in contravention of applicable law. This press release is being made in respect of the transaction involving Newmont and Newcrest pursuant to the terms of a scheme implementation deed dated May 14, 2023 (the “Scheme Implementation Deed”) by and among Newmont, Newmont Overseas Holdings Pty Ltd, an Australian proprietary company limited by shares, an indirect wholly owned subsidiary of Newmont, and Newcrest and may be deemed to be soliciting material relating to the transaction. In furtherance of the pending transaction and subject to future developments, Newmont will file one or more proxy statements or other documents with the Securities and Exchange Commission (“SEC”). This press release is not a substitute for any proxy statement, the Scheme Booklet or other document Newmont or Newcrest may file with the SEC and Australian regulators in connection with the pending transaction. INVESTORS AND SECURITY HOLDERS OF NEWMONT AND NEWCREST ARE URGED TO READ THE PROXY STATEMENT(S), SCHEME BOOKLET AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING TRANSACTION AND THE PARTIES TO THE TRANSACTION. The definitive proxy statement will be mailed to Newmont stockholders. Investors and security holders may obtain a free copy of the proxy statements, the filings with the SEC that will be incorporated by reference into the proxy statement, the Scheme Booklet and other documents containing important information about the transaction and the parties to the transaction, filed by Newmont with the SEC at the SEC's website at www.sec.gov. The disclosure documents and other documents that are filed with the SEC by Newmont may also be obtained on https://www.newmont.com/investors/reports-and-filings/default.aspx or by contacting Newmont’s Investor Relations department at Daniel.Horton@newmont.com or by calling 303-837-5484.

Participants in the Transaction Solicitation

Newmont, Newcrest and certain of their respective directors and executive officers and other employees may be deemed to be participants in any solicitation of proxies from Newmont shareholders in respect of the pending Transaction between Newmont and Newcrest. Information regarding Newmont’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 23, 2023 and its proxy statement for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on March 10, 2023. Information about Newcrest’s directors and executive officers is set forth in Newcrest’s latest annual report dated August 19, 2022 as updated from time to time via announcements made by Newcrest on the Australian Securities Exchange. Additional information regarding the interests of these participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement and other relevant materials to be filed with the SEC in connection with the pending Transaction if and when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This press release, and the exhibits hereto, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws and “forward-looking information” within the meaning of applicable Australian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “pending,” “preliminary,” “proposed” or “potential.” Forward-looking statements may include, without limitation, statements relating to (i) the pending transaction to acquire the share capital of Newcrest, the expected terms, timing and closing of the pending transaction, including receipt of required approvals and satisfaction of other customary closing conditions; (ii) expectations regarding Newmont’s outlook and future value creation; (iii) estimates of future costs and development capital; (iv) estimates of future cash flow enhancements through portfolio optimization, cost reductions, synergies, including pre-tax synergies, savings and efficiencies; (v) expectations regarding future exploration and the development, growth and potential of Newmont’s and Newcrest’s operations, project pipeline and investments; (vi) expectations regarding future investments or divestitures, including anticipated portfolio optimization and divestitures over the next two years; (vii) expected near-term cash flow improvements; (viii) expectations from the integration of Newcrest, including the combined company’s production capacity, asset quality and geographic spread, and (ix) expectations regarding the future of Yanacocha operation and Sulfides project, including, without limitation, future investment decision for the Yanacocha Sulfides project, duration of the deferral and project expectations, timeline and outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s and Newcrest’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which Newmont and Newcrest operate being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, operational risks, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political risk, community relations, conflict resolution governmental regulation and judicial outcomes and other risks. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the prompt and effective integration of Newmont’s and Newcrest’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the pending transaction; the risk associated with Newmont’s and Newcrest’s ability to obtain the approval of the pending transaction by their shareholders required to consummate the pending transaction and the timing of the closing of the pending transaction, including the risk that the conditions to the pending transaction are not satisfied on a timely basis or at all and the failure of the pending transaction to close for any other reason; the risk that a consent or authorization that may be required for the pending transaction is not obtained or is obtained subject to conditions that are not anticipated; the outcome of any legal proceedings that may be instituted against the parties and others related to the Scheme Implementation Deed; unanticipated difficulties or expenditures relating to the pending transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; risks relating to the value of the Scheme Consideration to be issued in connection with the pending transaction; the anticipated size of the markets and continued demand for Newmont’s and Newcrest’s resources and the impact of competitive responses to the announcement of the transaction; and the diversion of management time on pending transaction-related issues. For a more detailed discussion of such risks and other factors, see Newmont’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC as well as the Company’s other SEC filings, available on the SEC website or www.newmont.com Newcrest’s most recent annual report for the fiscal year ended June 30, 2022 as well as Newcrest’s other filings made with Australian securities regulatory authorities and available on ASIC or www.newcrest.com. Newmont is not affirming or adopting any statements or reports attributed to Newcrest (including prior mineral reserve and resource declaration) in this press release or made by Newcrest outside of this press release. Newcrest is not affirming or adopting any statements or reports attributed to Newmont (including prior mineral reserve and resource declaration) in this press release or made by Newmont outside of this press release. Newmont and Newcrest do not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Endnotes

A.	Portfolio Optimization. Portfolio optimization as used in this press release is a management estimate provided for illustrative purposes and should not be considered a GAAP or non-GAAP financial measure. Because the enhancement to cash flow estimates the differences between certain actual cash flows and management estimates of cash flows in the absence of the integration of Newmont’s and Newcrest’s businesses, such estimates are necessarily imprecise and are based on numerous judgments and assumptions. Portfolio optimization to enhance cash flows is a “forward-looking statement” subject to risks, uncertainties and other factors which could cause enhanced cash flows to differ from expectations.

B.	Tier 1 Asset. Defined as +500k GEOs/year consolidated, average AISC/oz in the lower half of the industry cost curve and a mine life >10 years in countries that are classified in the A and B rating ranges for each of Moody’s, S&P and Fitch.